UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		Number)

420 Lexington Avenue, New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events. The words and phrases “anticipate,” “expect” and “expect to” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions, the Company’s ability to successfully integrate acquired businesses and assets and future events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Introductory Note

On August 17, 2007 (the “Closing Date”), Advanced Communications Technologies, Inc., a Florida corporation (the “Company”), entered into a series of transactions to effect a recapitalization which included the acquisition of a new operating subsidiary, the completion of a significant preferred stock investment and the issuance of approximately $25 million in senior and subordinated notes. Each of the material agreements into which the Company and/or its wholly-owned subsidiaries have entered into in connection with the recapitalization are described below.

Item 1.01 Entry into a Material Definitive Agreement.

Vance Baldwin Acquisition

On the Closing Date, the Company acquired all of the outstanding equity interests in Vance Baldwin, Inc., a privately-held Florida subchapter S corporation doing business as Vance Baldwin Electronics and engaged in distribution and shipping of parts for consumer electronics, printers, appliances, and computers (“Vance Baldwin”). The Company’s acquisition of Vance Baldwin was pursuant to a Stock Purchase Agreement (the “VB Purchase Agreement”) entered into by and between Encompass Group Affiliates, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Encompass”), and Fred V. Baldwin, the sole stockholder of Vance Baldwin. Management believes that the business and operations of Vance Baldwin, which has its headquarters in Ft. Lauderdale, Florida and a substantial distribution facility in Lawrenceville, Georgia, will complement the business and operations offered by the Company’s indirect wholly-owned subsidiary, Cyber-Test, Inc., a Delaware corporation (“Cyber-Test”), which is a consumer electronics depot repair and refurbishment company based in Florida.

Pursuant to the VB Purchase Agreement which contains customary representations and warranties, Encompass acquired all of the outstanding equity interests in Vance Baldwin in exchange for consideration consisting of the following: (i) $23,920,755 in cash, (ii) 312.50 shares of the Company’s newly designated Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), and a convertible promissory note in the amount of $1,000,000 (the “FB Note”) (the “Acquisition”). Approximately $20,432,000 of the cash portion of the purchase price was paid directly to Fred V. Baldwin at closing, $2,740,000 was contributed to Vance Baldwin for payment of a bonus and related payroll taxes to Vance Baldwin’s newly appointed president, Robert Coolidge, and the remaining $750,000 was placed into an escrow account to serve as a source of funds to satisfy any indemnification obligations of Mr. Baldwin under the VB Purchase Agreement. Prior to closing, Robert Coolidge was the executive vice-president of Vance Baldwin. Mr. Coolidge is Fred Baldwin’s nephew.

The foregoing description of the terms of the VB Purchase Agreement is qualified in its entirety by the VB Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A description of the Series D Preferred is set forth in Item 3.02 below and is incorporated by reference in this Item 1.01.

The FB Note issued to Mr. Baldwin will accrue interest at the rate of 7% per annum, payable semi-annually, in arrears, on each January 30 and July 30. The outstanding principal balance under the FB Note and any accrued but unpaid interest thereon is due and payable on October 17, 2012 (subject to extension to August 17, 2013 under certain circumstances) to the extent the holder has not exercised its conversion rights thereunder. At any time after the approval of stockholders to increase the number of authorized shares of the Company’s common stock, no par value (“Common Stock”), described in Item 3.02 below, and at the holder's option, the outstanding principal balance under the FB Note will be convertible or exercisable into shares of the Company’s Common Stock at the conversion price of $.0006 per share. The holder of the FB Note will have limited demand registration rights for a period two years after the issuance of the FB Note with respect to such shares of Common Stock if the entire outstanding amount is converted into shares of Common Stock. Interest on the outstanding principal balance under the FB Note will accrue after the maturity date, default or judgment against the Company, and interest on overdue amounts, including accrued but unpaid interest, will accrue at the rate of 9.5% per annum.

Vance Baldwin also entered into employment and non-competition agreements with Mr. Baldwin as Chief Executive Officer of Vance Baldwin, Robert Coolidge as President, formerly Senior Vice President of Vance Baldwin prior to the Acquisition, and Scott Cameron as VP, Operations of Vance Baldwin. In connection with the VB Purchase Agreement, the Company granted an aggregate of 687.50 shares of Series D Preferred to Mr. Coolidge and Mr. Cameron. The Company, the holders of Series D Preferred and HIG (as defined below) entered into a Stockholders Agreement (the “Series D Stockholders Agreement”), containing certain rights and restrictions in respect of the Series D Preferred, the terms of which are described below under Item 5.01 and are incorporated by reference in this Item 1.01.

The foregoing description of the terms of the FB Note is qualified in its entirety by the FB Note, the form of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

There can be no assurance that the Company will be able to successfully integrate Vance Baldwin’s business with the Company’s existing business. The Company could have difficulty retaining and assimilating new personnel, retaining vendors of the acquired business, and assimilating the services of the acquired business into the Company’s overall operations. These difficulties could disrupt the Company’s business, distract its management and employees, increase expenses and adversely affect the Company’s business, results of operations and financial condition.

Sale of Series C Preferred

On the Closing Date, in connection with the recapitalization, the Company sold 1,000 shares of its newly designated Series C Convertible Preferred Stock, having a par value of $0.01 per share (“Series C Preferred”), for an aggregate purchase price of $6,300,000 in immediately available funds to certain accredited investors, principally including ACT-DE, LLC, an affiliate of H.I.G. Capital, LLC (“HIG”), pursuant to a Purchase Agreement (the “Series C Purchase Agreement”). The Company used the proceeds from the sale of the Series C Preferred, in conjunction with the debt proceeds described below, for the acquisition of Vance Baldwin and payment of certain outstanding debts as described below. A description of the Series C Preferred is set forth below in Item 3.02 and is incorporated by reference in this Item 1.01.

On the Closing Date, the Company and the holders of the Series C Preferred also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) and a Stockholders Agreement (the “Series C Stockholders Agreement”). Subject to customary terms and conditions set forth in the Registration Rights Agreement, the Company has agreed that HIG and certain other holders will have certain demand registration rights with respect to shares of Common Stock that it may hold, subject to certain limitations, and that HIG and certain other stockholders, including the holders of Series D Preferred, will have piggy-back registration rights with respect to shares of Common Stock that they may hold. The Company is required to use its best efforts to effect the registration and sale of shares pursuant to a request under this agreement as expeditiously as possible upon demand and is responsible for all registration expenses.

The foregoing description of the terms of the Series C Purchase Agreement and the Registration Rights Agreement is qualified in its entirety by the Series C Purchase Agreement and the Registration Rights Agreement, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

A description of the terms of the Series C Stockholders Agreement is set forth below in Item 5.01 and is incorporated by reference in this Item 1.01.

Janney Montgomery Scott, LLC (“Janney”) served as financial advisor and investment banker for the Company in connection with the acquisition of Vance Baldwin, the sale of the Series C Preferred and the related transactions. Pursuant to a financial advisory agreement between the Company and Janney, Janney received at the closing a fee of $550,000 in cash, $100,000 of which was used to purchase 166.666667 shares of Series A-2 Preferred (described below). In April 2006, the Company paid Janney a $60,000 retainer fee. The financial advisory agreement also provides for additional fees upon the consummation of certain types of transactions in the future.

Pursuant to an agreement dated March 7, 2006, approximately six months prior to John Donahue joining the Company (and prior to the Company discussing the possibility of Mr. Donahue joining the Company), Janney agreed to pay 5% of its advisory fees to Mr. Donahue, currently the Company’s Chief Financial Officer, as a finder’s fee.

Exchange of Series A, A-1 and B Preferred Stock for Series A-2 Preferred Stock and Satisfaction of Certain Debts

On the Closing Date, as a condition to HIG’s purchase of the Series C Preferred, the Company entered into a series of transactions with the holders of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred”), the holders of the Company’s Series A-1 Convertible Preferred Stock , par value $.01 per share (the “Series A-1 Preferred”), the holders of Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred”) and certain trade creditors and note holders of the Company (the “Creditors”) pursuant to which the following transactions were effected: (i) the holders of the Series A Preferred, the Series A-1 Preferred and Series B Preferred exchanged such preferred stock for (a) an aggregate of 8,412.21 shares of the Company’s newly designated Series A-2 Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred”), and (b) a full release of all claims against the Company; (ii) the Company satisfied the outstanding debts to the Creditors with an aggregate payment of approximately $3,600,000 in cash and, in the case of the Company’s counsel, Eckert Seamans Cherin & Mellott, LLC, the issuance of a convertible promissory note in the approximate amount principal amount of $206,146 (the “ESCM Note”), in addition to the cash payment. The terms and conditions of the ESCM Note are substantially the same as those of the FB Note described above in Item 1.01, which description is incorporated herein by reference. The Company also paid off a portion of the outstanding principal balance of a promissory note, plus accrued but unpaid interest, owed to the former majority holder of the Series A Preferred with a cash payment for entire principal amount of the debt, and exchanged 188.85 shares of Series A-2 Preferred for the remaining unpaid accrued interest under the promissory note.

The holders of the Series A-2 Preferred include the following members of the Company’s management who formerly held 275 shares (or $275,000) of the Series A-1 Preferred: Wayne I. Danson - Chief Executive Officer and President, John Donahue - Vice President and Chief Financial Officer, and Steven J. Miller - Chief Operating Officer. The Exchange Agreement among the Company and the preferred stockholders is attached hereto as Exhibit 10.5 and is incorporated by reference herein. Additionally, the Company’s Creditors include the aforementioned officers, to whom the Company was obligated to pay approximately $1,048,000 for accrued and unpaid compensation, unreimbursed business expenses and the outstanding principal balance and accrued interest with respect to an unsecured promissory note dated April 24, 2006 issued by the Company to Wayne Danson. The Company satisfied the outstanding debts with management with an aggregate payment of approximately $488,000 and an agreement with Mr. Danson’s consulting company to pay the consulting company $310,000, plus interest accruing at the rate of 7% per annum, upon the earlier of a change of control of the Company or the six-year anniversary of the closing of the transactions described herein. Mr. Danson also agreed to restructure a potential $250,000 bonus until such time as the Company satisfies certain milestones as described in Mr. Danson’s employment agreement.

Pursuant to separate agreements between certain of the Creditors and the former majority holder of the Series A Preferred, certain of the Creditors purchased an aggregate of 1136.69 shares of Series A-2 Preferred from the former holder of the Series A Preferred for an aggregate purchase price of $682,014.

A description of the Series A-2 Preferred is set forth below in Item 3.02 and is incorporated by reference in this Item 1.01

Issuance of Senior Notes and Senior Subordinated Notes and Senior Secured Credit Facility

On the Closing Date, in connection with the recapitalization, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Sankaty Advisors, LLC and other “Note Purchasers”, Encompass as issuer, and SpectruCell, Inc., Hudson Street Investments, Inc., Cyber-Test and Vance Baldwin, as guarantors (the “Guarantors”). Pursuant to the Note Purchase Agreement, the Company issued $12,690,355.00 in aggregate principal amount of its senior secured notes for an aggregate purchase price of $12,500,000.00 (the “Senior Notes”) and $10,714,286.00 in aggregate principal amount of senior subordinated notes for an aggregate purchase price of $10,500,000.00 (the “Subordinated Notes”).

The Senior Notes bear interest at LIBOR plus 3.75%, per annum payable quarterly, in arrears, and have a five-year term through August 17, 2012 (the “Maturity Date”). They are repayable in consecutive quarterly installments in an amount equal to 1%, or approximately $127,000, through August 17, 2012. At the Maturity Date the remaining principal amount and any unpaid and accrued interest on the Senior Notes shall be due. The Company is required to prepay the Senior Notes from any new equity or debt financing, certain excess cash flow or the cash proceeds of asset sales and casualty events, subject to stipulated exceptions. The Company may redeem the Senior Notes at any time, subject to a 2% redemption premium if the redemption occurs prior to the first anniversary date and a 1% redemption premium if the redemption occurs between the first and second anniversary dates. The Senior Notes are secured by a first priority security interest in the assets of the Company and its subsidiaries pursuant to a First Lien Pledge and Security Agreement between the Company, the Guarantors and Sankaty Advisors, LLC, as the First Lien Collateral Agent (the “First Lien Security Agreement”). The Senior Notes are guaranteed by the Guarantors, each a direct or indirect wholly-owned subsidiary of the Company, pursuant to the Note Purchase Agreement. The Senior Notes are subject to events of default customary for a secured financing.

The Subordinated Notes bear interest, payable quarterly, in arrears, at 13% per annum, plus an increment based on the debt to equity leverage ratio. The increment will amount to 0% to 4% as the ratio ranges from 2.5:1 or below to 3.5:1 or higher. The Subordinated Notes have a six-year term through August 17, 2013. The Company may redeem the Subordinated Notes only following repayment of the Senior Notes in full, subject to a 3% redemption premium if the redemption occurs prior to the first anniversary date, and a 2% redemption premium if the redemption occurs between the first and second anniversary dates and a 1% redemption premium if the redemption occurs between the second and third anniversary dates. In connection with a prepayment within 18 months of the date of closing that occurs in connection with a purchase of a potential acquisition target, the Subordinated Notes may, under certain circumstances (including certain cases where Sankaty is not provided rights of first refusal and first offer as described below), be subject to a 10% redemption premium. The Subordinated Notes are secured by a second priority security interest in the assets of the Company and its subsidiaries pursuant to a Second Lien Pledge and Security Agreement between the Company, the Guarantors and Sankaty Advisors, LLC, as the Second Lien Collateral Agent (the “Second Lien Security Agreement”). The Subordinated Notes are guaranteed by the Guarantors pursuant to the Note Purchase Agreement. The Subordinated Notes are subject to events of default customary for a secured financing.

The Company may issue up to an additional $2,500,000 in Senior Notes and/or Subordinated Notes if it meets a certain financial covenant. Such notes will be Senior Notes, Subordinated Notes, or a combination depending upon the Company’s performance measured against the financial covenant.

Under the terms of the Senior Notes and the Subordinated Notes, the Company is permitted to incur purchase money secured indebtedness to suppliers of up to certain agreed amounts. The Company is not permitted to make any mandatory or optional dividends or distributions, and is not permitted to redeem any capital stock.

Under certain circumstances, holders of the Senior Notes and the Subordinated Notes have a right of first refusal and first offer to purchase debt securities and certain types of preferred stock in connection with the financing of additional acquisitions by the Company.

The foregoing description of the terms of the Note Purchase Agreement, the Senior Notes, the Subordinated Notes, the First Lien Security Agreement and the Second Lien Security Agreement is qualified in its entirety by the Note Purchase Agreement, the Form of Senior Note, the Form of Subordinated Note, the First Lien Security Agreement and the Second Lien Security Agreement, which are attached hereto as Exhibits 4.2, 4,3, 4.4, 4.5 and 4.6, respectively, and are incorporated herein by reference.

Management and Investment Advisory Services Agreements

On the Closing Date, the Company entered into a five-year Management Agreement (the “Management Agreement”) with H.I.G. Capital, L.L.C. (“HIG Capital”), a Delaware limited liability company . Under the Management Agreement, HIG Capital will provide management and consulting services to the Company and its subsidiaries, subject to the supervision of the Company’s Board of Directors. The Company will pay a cash consulting and management fee to HIG Capital, currently not to exceed $500,000 per annum. The fee is payable only to the extent permitted under the Note Purchase Agreement and the amount of the fee depends on whether the Company has met certain financial objectives. If payment of the fee is prohibited by the Note Purchase Agreement, the unpaid amount will accrue interest at the rate of 5% per annum, compounded annually. In addition, the Company will reimburse HIG Capital for expenses incurred in connection with the performance of management and consulting services with respect to ACT.

On the Closing Date, the Company also entered into a five-year Investment Advisory Services Agreement (the “Investment Advisory Services Agreement”) with HIG Capital, pursuant to which HIG Capital will provide certain financial advisory services to the Company and its subsidiaries, subject to the supervision of the Company’s Board of Directors. In connection with any transaction introduced, arranged, managed and/or negotiated by HIG Capital, including an acquisition, disposition , sale of the Company, or financing, the Company will pay HIG Capital an investment banking fee and a supplemental management fee, each equal to a percentage of (i) the enterprise value of an acquisition or disposition, (ii) the financing amount, in connection with a debt or equity financing, or (iii) the benefit value, in connection with any other transaction not in the ordinary course of business. The investment banking fee and supplemental management fee with respect to future transactions will be payable only to the extent permitted under the Note Purchase Agreement. If payment of the fees is prohibited by the Note Purchase Agreement, the unpaid amount will accrue interest at the rate of 5% per annum, compounded annually. The Company paid HIG Capital a combined investment banking and supplemental management fee of $525,000 in connection with investor’s purchase of Series C Preferred Stock pursuant to the Series C Purchase Agreement.

Under both the Management Agreement and the Investment Advisory Services Agreement, the Company will reimburse HIG Capital for expenses incurred in performance of its duties thereunder. Both agreements require the Company to indemnify HIG Capital and its affiliates with respect to losses or claims arising from HIG Capital’s performance of services, except as a result of its gross negligence or willful misconduct. Either party may terminate the Management Agreement or the Investment Advisory Services Agreement in the event of a breach of material terms by the other party, and HIG Capital is entitled to recover damages in the event of such a breach by the Company.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company acquired, through its wholly-owned subsidiary Encompass, all of the outstanding equity interests of Vance Baldwin from Fred V. Baldwin as described in Item 1.01 above, which description is incorporated by reference in this Item 2.01.

For the year ended December 31, 2006, Vance Baldwin’s unaudited revenue and net income amounted to $48.7 million and $4.8 million, respectively.

A copy of the press release dated August 21, 2007 announcing the completion of the acquisition of Vance Baldwin and the related recapitalization is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the issuance and terms of the FB Note, the ESCM Note, the Senior Notes, the Subordinated Notes and the entering into of the Note Purchase Agreement and related security arrangements under the security documents is set forth above in Item 1.01 and is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The Company undertook the exchange of outstanding shares of the Company’s Preferred Stock for the Series A-2 Preferred in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act, as amended (the “Securities Act”). The Company undertook the exchange of shares of Series A-2 Preferred for a portion of the outstanding principal balance, plus accrued but unpaid interest, under a promissory note held by the former majority holder of the Series A Preferred in reliance upon the exemptions provided by Section 3(a)(9) and Section 4(2) of the Securities Act. In addition, the Company undertook the offer and sale of the Series C Preferred, the Series D Preferred, the FB Note, the ESCM Note, the Senior Notes and the Subordinated Notes in reliance upon the exemption provided by Section 4(2) of the Securities Act, as well as Rule 506 of Regulation D and Section 18(b)(4)(D) thereunder, on the basis that the issuance of such securities did not involve a public offering and each of the purchasers thereof (except for one officer of Vance Baldwin who was provided with certain disclosure information as required by Rule 502 of Regulation D of the Securities Act) represented to the Company that such purchaser was an "accredited investor," as defined in the Securities Act. Certificates for the Series C Preferred and Series D Preferred, and any certificates issued representing shares of Common Stock issued upon conversion thereof, will include a legend to indicate that they are restricted. A description of the advisory fees paid by the Company in connection with the sale of the Series C Preferred and other transactions is set forth above in Item 1.01 and is incorporated by reference into this Item 3.02.

A description of the FB Note, the ESCM Note, the Senior Notes and the Subordinated Notes, their associated conversion features and the transactions pursuant to which they issued is set forth above under Item 1.01 and is incorporated into this Item 3.02 by reference. The FB Note, the ESCM Note, the Senior Notes and the Subordinated Notes include, and any certificates issued representing shares of Common Stock issued upon conversion thereof will include, a legend to indicate that they are restricted.

The terms of the Company’s newly designated series of preferred stock are as follows:

Series A-2 Preferred

The Series A-2 Preferred will rank junior to the Series C and Series D Preferred and pari passu with the Common Stock. So long as any shares of Series A-2 Preferred are outstanding, no dividends may be paid or distributions made on the Common Stock until the Company has paid aggregate dividends of $1.00 per share to the holders of Series A-2 Preferred. In the event that the Company thereafter pays or declares any dividend on the Common Stock, the holders of Series A-2 Preferred will be entitled to receive, on a pari passu basis with holders of Common Stock, such dividends as if their shares of Series A-2 Preferred had been converted into Common Stock at the Series A-2 Conversion Rate set forth below. In the event of the liquidation, dissolution or winding up of the Company, the holders of shares of Series A-2 Preferred will be entitled to receive, on a pari passu basis with holders of Common Stock, the amount that would have been payable per share of Series A-2 Preferred Stock if it had converted at the Series A-2 Conversion Rate immediately prior to such liquidation.

The holders of Series A-2 Preferred Stock are entitled to vote with the holders of Common Stock and the holders of any other class or series of stock that vote with the Common Stock together as a single class on all matters submitted for a vote of the stockholders of Common Stock that do not require a separate class vote of the holders of Common Stock under the Company’s Articles of Incorporation, as amended, or applicable law (including voting with the holders of Common Stock as a single class with respect to any vote concerning a merger of the Company with or into any other entity). The number of votes per share of Series A-2 Preferred will be equal to the Series A-2 Conversion Rate (as defined below) as of the record date of such vote. In the event that the number of shares of outstanding Common Stock is changed by any stock dividend, stock split, reclassification or recapitalization at any time shares of Series A-2 Preferred are outstanding, the A-2 Conversion Rate will be proportionately adjusted. In addition, holders of the Series A-2 Preferred will have any voting rights afforded by Florida law except as otherwise noted above.

The shares of Series A-2 Preferred will convert automatically into 8,412,206,667 shares of Common Stock (at a rate of 1,000,000 shares of Common Stock per share of Series A-2 Preferred Stock (the “Series A-2 Conversion Rate”)) following shareholder approval and the requisite state filing of a charter amendment that increases the number of authorized shares of Common Stock to an amount sufficient for the conversion of Series A-2 Preferred Stock into Common Stock at the Series A-2 Conversion Rate. Shareholder approval is required to effect the charter amendment. The Board of Directors anticipates taking action to organize a stockholder meeting, or to obtain stockholder’s written consent in lieu of such a meeting, for this purpose promptly after the Closing Date.

The foregoing description of the terms of the Series A-2 Preferred is qualified in its entirety by the Certificate of Designation for the Series A-2 Preferred, which is attached as Exhibit A to the Articles of Amendment (Tenth) to Articles of Incorporation. The Articles of Amendment (Tenth) to Articles of Incorporation is attached hereto as Exhibit 3(i)(b) and is incorporated by reference herein.

Series C Preferred

The Series C Preferred will rank senior to the Common Stock and all other currently designated series of preferred stock of the Company. Dividends shall accrue cumulatively on a daily basis during each quarter on the Series C Preferred at a rate per annum of 12% of the Series C Preference Amount (as defined below). Dividends shall accrue from the date of issuance through the date of liquidation, dissolution or winding up of the Company or through the date of conversion. The right to dividends on the Series C Preferred will extinguish upon conversion of the Series C Preferred. So long as any shares of Series C Preferred are outstanding, no dividends may be paid or distributions made on the Common Stock or any class of preferred stock ranking junior to the Series C Preferred (collectively, “Junior Stock”) until all accrued but unpaid dividends, if any, on the Series C Preferred have been paid, unless:

•	the Company obtains the written consent of the holders of a majority of the outstanding shares of the Series C Preferred; or

•
the Company enters into an agreement with any officer, employee or director of the Company pursuant to which the Company is entitled or required to repurchase shares of Common Stock or any preferred stock (or options therefore) from such officer, employee or director (a “Management Repurchase Agreement”).

In the event of the liquidation, dissolution or winding up of the Company, the holders of shares of Series C Preferred will be entitled to receive payment (the “Series C Liquidation Value”) equal to the greater of (i) $6,300,000 (the “Series C Preference Amount”) plus all accrued and unpaid dividends thereon or (ii) the Assumed Conversion Amount (as defined below). The Series C Liquidation Value will be paid before any payment or distribution of the assets of the Company, or proceeds therefrom, to the holders of shares of any Junior Stock. The “Assumed Conversion Amount” means the total amount of proceeds that would be payable to the holder of a share of Series C Preferred upon the liquidation, dissolution or winding up of the Company if, immediately prior to such event, each outstanding share of Series C Preferred were deemed to be converted into a number of shares of Common Stock at the applicable “Series C Conversion Rate.”

Pursuant to the formula for determining the Series C Conversion Rate set forth in the Certificate of Designation for the Series C Preferred, the holders of the Series C Preferred, in the aggregate, will be entitled to receive shares of Common Stock equal to 79.5% (before dilution for stock options issued to management as described herein) of (A) the number of issued and outstanding shares of Common Stock on the date hereof, plus (B) the total number of shares of Common Stock issuable upon conversion of all of the shares of Series A-2 Preferred, Series C Preferred and Series D Preferred outstanding on the date hereof, plus (C) 80,000,000 shares of restricted Common Stock issuable to certain members of management upon the effective filing of the Charter Amendment (as defined below) plus (D) any shares of Common Stock issued pursuant to the FB Note and the ESCM Note (collectively, the “Outstanding Amount”). The foregoing conversion rate will be subject to further adjustment (downward to a floor of 72.5% of the Outstanding Amount) if the return, or deemed return, per share of Series C Preferred meets certain targets (as further described in the Certificate of Designation for the Series C Preferred). In the event that the number of shares of outstanding Common Stock is changed by any stock dividend, stock split, reclassification or recapitalization at any time shares of Series C Preferred are outstanding, the Series C Conversion Rate will be proportionately adjusted.

The shares of Series C Preferred will be convertible into shares of Common Stock following shareholder approval and the requisite state filing of a charter amendment (the “Charter Amendment”) that increases the number of authorized shares of Common Stock to an amount sufficient for the conversion of Series C Preferred into Common Stock at the Series C Conversion Rate. Shareholder approval is needed to effect the Charter Amendment. The Board of Directors anticipates taking action to organize a stockholders meeting, or to obtain stockholders' written consent in lieu of such a meeting, for this purpose promptly after the Closing Date. The Series C Preferred will be automatically converted into Common Stock at the applicable Series C Conversion Rate in the event that the holders of at least 50% of the outstanding Series C Preferred elect such conversion; otherwise, a holder of Series C may elect to convert some or all of such holder’s shares of Series C Preferred at the applicable Series C Conversion Rate at any time following the effectiveness of the Charter Amendment discussed above.

The holders of Series C Preferred are entitled to vote with the holders of Common Stock together as a single class on all matters submitted for a vote of the holders of Common Stock that do not require a separate class vote of the holders of Common Stock under the Company’s Articles of Incorporation, as amended, or applicable law or regulations. Each share of Series C Preferred will entitle the holder thereof to such number of votes per share equal to the initial Series C Conversion rate (79.5%, before dilution for stock options issued to management as described herein, of the Outstanding Amount, in the aggregate). In addition, the consent of the holders of at least a majority of the outstanding shares of Series C Preferred, voting as a class, will be required to, among other actions by the Company or any of its subsidiaries, (i) amend the Company's Articles of Incorporation or the Certificate of Designation relating to the Series C Preferred if such action would adversely affect the rights and preferences of the Series C Preferred, (ii) authorize, issue or sell new securities other than pursuant to an equity incentive plan, (iii) authorize any liquidation, merger or sale of assets involving $500,000 or more in assets of the Company; (iv) incur debt in excess of $100,000, or (v) commence any material litigation.

The foregoing description of the terms of the Series C Preferred is qualified in its entirety by the Certificate of Designation for the Series C Preferred, which is attached as Exhibit A to the Articles of Amendment (Tenth) to Articles of Incorporation. The Articles of Amendment (Tenth) to Articles of Incorporation is attached hereto as Exhibit 3(i)(b) and is incorporated by reference herein.

Series D Preferred

The Series D Preferred will rank senior to the Common Stock and all other currently designated series of preferred stock of the Company with the exception of the Series C Preferred. In the event that the Company pays or declares any dividend on the Common Stock, then each holder of Series D Preferred will be entitled to receive, on a pari passu basis with the holders of Common Stock, dividends as if such holder’s Series D Preferred were converted into Common Stock at the applicable Series D Conversion Rate (as defined below) then in effect.

Upon any liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to any of the holders of the Common Stock or any series of preferred stock ranking junior to the Series D Preferred and subject to the rights of the holders of Series C Preferred, the holders of Series C Preferred will be entitled to receive out of the assets of the Company a liquidation amount per share of Series D Preferred equal to the greater of (i) $633,962.26 (the “Series D Preference Amount”) or (ii) the “Assumed Conversion Amount.” The Assumed Conversion Amount means the total amount of proceeds that would be payable to the holder of a share of Series D Preferred on any liquidation, dissolution or winding up of the Company, if, immediately prior to such event, each outstanding share of Series D Preferred were deemed to be converted into a number of shares of Common Stock at the applicable Series D Conversion Rate.

Pursuant to the formula for determining the Series D Conversion Rate as set forth in the Certificate of Designation for the Series D Preferred, the holders of the Series D Preferred, in the aggregate, will be entitled to receive shares of Common Stock equal to 8% of the Outstanding Amount. Series D Preferred convertible into 8% of the Outstanding Amount was issued as partial consideration for the stock of Vance Baldwin and as compensation to certain Vance Baldwin employees. In the event that the number of shares of outstanding Common Stock is changed by any stock dividend, stock split, reclassification or recapitalization at any time shares of Series D Preferred are outstanding, the Series D Preferred conversion rate will be proportionately adjusted.

The shares of Series D Preferred will be convertible into shares of Common Stock following shareholder approval and the requisite state filing of the Charter Amendment that increases the number of authorized shares of Common Stock to an amount sufficient for the conversion of Series D Preferred into Common Stock at the Series D Conversion Rate. Shareholder approval will be needed to effect the Charter Amendment. The Board of Directors anticipates taking action to organize a stockholder meeting for this purpose promptly after the Closing Date. Conversion of the Series D Preferred will occur as follows:

•
at any time after the second anniversary of the initial issuance of the Series D Preferred, any holder of shares of Series D Preferred may elect to convert all, but not less than all, of his, her or its shares of Series D Preferred into shares of Common Stock at the applicable Series D Conversion Rate; or

•
upon any conversion of Series C Preferred into Common Stock after which conversion less than 50% of the shares of Series C Preferred outstanding on the Closing Date will remain outstanding, all of the issued and outstanding shares of Series D Preferred shall automatically convert into shares of Common Stock at the applicable Series D Conversion Rate.

The holders of Series D Preferred are entitled to vote with the holders of Common Stock and the holders of any other class or series of stock that vote with the Common Stock together as a single class on all matters submitted for a vote of the stockholders of Common Stock that do not require a separate class vote of the holders of Common Stock under the Company’s Articles of Incorporation, as amended, or applicable law. Each share of Series D Preferred Stock will entitle the holder thereof to such number of votes per share equal to the initial Series D Preferred conversion rate. In the event that the number of shares of outstanding Common Stock is changed by any stock dividend, stock split, reclassification or recapitalization at any time shares of Series D Preferred are outstanding, the Series D Conversion Rate will be proportionately adjusted. In addition, holders of the Series D Preferred will have any voting rights afforded by Florida law.

The foregoing description of the terms of the Series D Preferred is qualified in its entirety by the Certificate of Designation for the Series D Preferred, which is attached as Exhibit A to the Articles of Amendment (Tenth) to Articles of Incorporation. The Articles of Amendment (Tenth) to Articles of Incorporation s attached hereto as Exhibit 3(i)(b) and is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The issuance of the Series C Preferred and Series D Preferred has a materially dilutive effect upon the holders of the Common Stock. Approximately 85,795,879,985 shares of Common Stock may currently be issued upon exercise of the Series C Preferred, subject to adjustments, as described above and in the Certificate of Designation for the Series D Preferred. Approximately 8,633,547,671 shares of Common Stock may currently be issued upon exercise of the Series D Preferred. As of August 17, 2007, 4,997,711,570 shares of the Company’s common stock were issued and outstanding. Following the stockholder approval to increase the number of authorized shares of common stock described in Item 3.02, and the resultant conversion of Series A-2 Preferred to common stock, approximately 13,489,918,237 shares of the Company’s common stock are expected to be issued and outstanding.

Item 5.01 Changes in Control of Registrant.

As a result of the sale of the Series C Preferred in connection with the recapitalization for $6,300,000 in cash, HIG currently owns approximately 79.5% of the equity interests, and voting rights, in the Company (before dilution for stock options issued to management as described herein).

On the Closing Date, in connection with the sale of the Series C Preferred, the Company and the holders of Series C Preferred entered into the Series C Stockholders Agreement. Pursuant to the Series C Purchase Agreement and the Series C Stockholders Agreement, Randall Prouty, Dr. Michael Finch and Jonathan J. Lichtman shall resign as members of the Company’s Board of Directors, and the Board thereafter will consist of seven members: Wayne Danson, the Chief Executive Officer of the Company, three independent persons designated by HIG, and two other persons designated by HIG and one individual who was an independent director of the Company prior to the recapitalization. HIG has designated the following individuals to the Board: John R. Black and William J. Nolan, who are not deemed independent, and John G. Ball, Thomas R. Ketteler and Gerald E. Wedren, who are deemed independent. The pre-recapitalization director remaining on the Board is Wilbank J. Roche.

The parties to the Series C Stockholders Agreement also agreed to certain other voting arrangements in favor of actions taken by HIG. This agreement also contains transfer restrictions with respect to Series C Preferred, limited rights of first refusal in favor of HIG and Sankaty investors on any transfer of any preferred stock by the Company, a right of first refusal in favor of HIG on certain transfers of preferred stock by HIG, “tag along” rights permitting Sankaty investors to participate in certain sales by HIG of its Series C Preferred, and an agreement by the parties to vote in favor of a sale of the Company if approved by HIG, subject in each case to certain conditions. The Series C Stockholders Agreement is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

On the Closing Date, in connection with the Acquisition, the Company, HIG, Fred V. Baldwin, Robert Coolidge and Scott Cameron entered into the Series D Stockholders Agreement. This agreement contains transfer restrictions with respect to the Series D Preferred, preemptive rights on certain specified issuances of capital stock, “tag along” rights permitting the holders of Series D Preferred to participate in certain sales by HIG of its Series C Preferred, “drag-along” rights requiring the holders of Series D Preferred to participate in any Board-approved merger, consolidation or sale of all, or substantially all, assets of the Company and an agreement by the parties to vote in favor of such a Board-approved merger, consolidation or sale. Under the agreement, if a holder of Series D Preferred exercises its right to convert such stock into Common Stock, the Company and, to the extent not fully exercised by the Company, HIG, will have an option to purchase any or all shares of Common Stock that such holder of Series D Preferred receives upon conversion. The Series D Stockholders Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    In connection with the recapitalization, which resulted in HIG becoming the holder of approximately 79.5% of the equity interests in the Company (before dilution for stock options issued to management as described herein), three of the Company’s directors, Dr. Michael Finch, Jonathan J. Lichtman and Randall Prouty, resigned from the Board on the Closing Date. Wayne I. Danson, the Company’s Chief Executive Officer, did not resign from the Board as a result of the recapitalization and will continue to serve as a director. Wilbank J. Roche also will continue to serve as a director. Upon the closing of the recapitalization, Dr. Finch and Messrs. Lichtman, Prouty and Roche, the four pre-closing independent directors of the Company received an aggregate of $365,000 for accrued directors’ and special committee fees of which $175,000 was used by the directors to purchase shares of Series A-2 Preferred.

(d)    Immediately following the recapitalization, the following individuals became directors of the Company:

John G. Ball, age 68. Mr. Ball is a cofounder and principal with XRoads Solutions Group, a 125 person professional services firm formed in 1997 where he leads the services and manufacturing practices. While at XRoads, he has been involved in leading and advising a number of temporary staffing firms. Prior to XRoads, Mr. Ball was a partner of High Performance Partners, a firm of financial, strategic planning, marketing and turnaround consultants from 1989 to 1997. In May 2007, Mr. Ball was appointed as a director of Westaff, Inc., a publicly traded light staffing business based in California, and is a member of the Primary and Secondary Committees of the Compensation Committee of the Board of Directors of Westaff.

John R. Black, age 43. Mr. Black is currently a managing director with H.I.G. Capital, a private equity firm headquartered in Miami with offices in Atlanta, Boston, San Francisco, London, Paris and Hamburg. He has 11 years of experience investing in middle market transactions. Prior to H.I.G. Capital, Mr. Black was a senior professional with several leading consulting firms, including Ernst & Young, where he began his business career. He sits on the boards of several portfolio companies of H.I.G. Capital as well as Westaff, a publicly traded light staffing business based in California. Mr. Black graduated from Harvard University in 1987 with a dual degree in applied mathematics and economics.

Thomas R. Ketteler, age 64. Mr. Ketteler is currently a consultant to Schottenstein Stores Corporation ("SSC") and a special advisor to the independent directors of American Eagle Outfitters. Previously, Mr. Ketteler served as Executive Vice President of Finance and Treasurer of Schottenstein Stores Corporation ("SSC"), a private company owned by the Schottenstein-Deshe-Diamond families. Mr. Ketteler served SSC as Chief Operating Officer from April 1995 through 2000, as a Director since 1985 and Vice President of Finance since 1981. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler has served as an officer and director of various other corporations owned or controlled by the Schottenstein family, the members of which beneficially own over ten percent of the common stock of American Eagle Outfitters, Inc. From 1994 through 2003, Mr. Ketteler served as a director of American Eagle Outfitters, Inc., the common stock of which is listed on the New York Stock Exchange.

William J. Nolan IV, age 33. Mr. Nolan is currently a principal with H.I.G. Capital, a private equity firm headquartered in Miami with offices in Atlanta, Boston, San Francisco, London, Paris and Hamburg. Prior to joining H.I.G. in 2003, he worked as a management consultant with Bain & Company in their private equity and consumer product practices. He sits on the boards of directors for several of H.I.G. Capital’s portfolio companies. Mr. Nolan earned an M.B.A. from Harvard Business School with High Honors in 2001 and a B.Cp.E from Villanova University in 1996.

Gerald E. Wedren, age 70. Mr. Wedren is currently the owner and President of Craig Capital Co., a Washington D.C. and Miami based firm concentrating on mergers and acquisitions, business turnarounds and liquidations since 1972. Since 1960, he has been associated with several firms in both business and legal capacities. Mr. Wedren was the owner and President of Little Tavern Shops, a chain of approximately 30 fast food restaurants in the Washington, D.C. and Baltimore, M.D. areas from 1981 to 1988. He currently is a director and chairman of the Compensation Committee of American Eagle Outfitters, Inc., having served since 1998. In May 2007, Mr. Wedren was appointed as a director of Westaff, Inc., a publicly-traded light staffing business based in California, and serves as a member of its Audit Committee and Nominating and Governance Committee.

Messrs. Ball, Ketteler and Wedren, along with Mr. Roche, constitute the independent directors of the Board following the recapitalization. On the Closing Date, each of them received options to purchase 50,000,000 shares of the Company’s Common Stock. These options will vest on the first anniversary of the date of grant and shall expire in ten years. The exercise price for such options is $.00075 per share. The options were granted under the Company’s amended and restated stock plan described below.

All of the existing directors were designated pursuant to the Series C Stockholders Agreement, as described in Item 5.01 of this Report. As a result of their respective positions with HIG, Messrs. Black and Nolan may be deemed to have an indirect material interest in the Company’s Management Agreement and Investment Advisory Agreement with HIG, both of which are described below.

(e)    Employment Agreement - Wayne I. Danson, John E. Donahue and Steven J. Miller.

On the Closing Date, and in connection with the recapitalization, the Company entered into an employment agreement with Wayne I. Danson to serve as the Chief Executive Officer and President of the Company. Under this agreement, the Company agrees to cause Mr. Danson to continue as a director of the Company, and Mr. Danson agrees to serve as a director. In addition, at the request of the Board of Directors, he will serve as a director or officer of any subsidiary of the Company without additional compensation. Mr. Danson will receive a base salary of $300,000 per year; if he earns a “success bonus” (as defined below), his base salary will be increased to $325,000 for the remaining employment term. Among other benefits, Mr. Danson will receive an auto allowance of $750 per month. In addition, Mr. Danson will be eligible to receive (i) a “success bonus,” which represents his deferred existing bonus in the amount of $250,000 to which he will be entitled if certain milestones, as specified in the agreement, are met, and (ii) an “exit bonus” to which, subject to certain conditions, he will be entitled if a change of control occurs while he is employed by the Company. In the event certain conditions are satisfied and a change of control occurs after Mr. Danson’s employment is terminated without “cause” or he resigns for “Good Reason”, Mr. Danson will be entitled to 50% of the “exit bonus”.

On the Closing Date, and in connection with the recapitalization, the Company entered into employment agreements with John E. Donahue to serve as the Vice President and Chief Financial Officer of the Company and Steven J. Miller to serve as the Chief Operating Officer of the Company. Under their respective agreements, Mr. Donahue’s base salary will be $237,500 per year, and Mr. Miller’s base salary will be $187,500 per year.

Certain terms of the employment agreements of Messrs. Danson, Donahue and Miller are identical and are set forth below:

•
Each executive will be eligible to receive a “performance bonus.” A “performance bonus” is equal to a variable percentage of the executive’s base salary, determined by measuring actual EBITDA (as defined therein) against the target EBITDA (as defined therein) of any calendar year of the Company during which the executive was employed for any portion of that year.

•
Subject to certain conditions, the executive will receive a one time “exit bonus”, which will be payable to the executive in cash not later than 30 days after a “Disposition Event” (as defined therein). The amount of the exit bonus is determined pursuant to a formula set forth in the respective employment agreement, and will depend on executive’s current employment with the Company or the circumstances of executive’s termination of employment with the Company, but in no event will exceed $2,500,000 in the aggregate for Messrs. Danson, Donahue and Miller. In no event shall the sum of the exit bonus and any other amounts required to be taken into account under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with the Disposition Event exceed 299% of the executive’s “Base Amount” as determined pursuant to Section 280G.

•
The employment agreement contains restrictive covenants prohibiting the executive from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of 2 years after termination or the end of the employment term. In the event the Severance Period (as defined below) is equal to six months, such restrictive covenants shall survive for a period of 1 year after termination or the end of employment.

•
The Company is obligated to provide a $2,000,000 term life insurance policy on the executive’s life, with a beneficiary of his choosing, and, at its option, may insure the executive under a key man life insurance policy.

•
The Company may terminate the employment agreement for “cause” as defined therein or in the event that the respective executive becomes “Permanently Disabled” as defined therein. The executive may terminate his agreement for “Good Reason” as defined therein. The employment agreement automatically terminates upon the executive’s death.

•
In the event that the Company terminates the executive’s employment without cause, the Company will pay to the executive (i) any accrued base salary and reimbursement for business expenses and, if applicable, auto expenses incurred prior to the termination date, (ii) any unpaid success and/or performance Bonus, to the extent such bonus has been earned and (iii) a severance payment (the “Severance Payment”) equal to the additional amount of base salary which would have been payable to the executive during the six-month period immediately following the termination date or, if the executive earned a success bonus prior to termination, the twelve-month period immediately following the termination date (the “Severance Period”), which Severance Payment will be paid in accordance with the Company’s standard payroll practices over the course of the Severance Period after the date on which the executive incurs a “separation from service,” as such term is defined in Section 409A(a)(2)(A)(i) of the Code, and regulations thereunder, except as otherwise required by Section 409A of the Code.

•
In the event that the executive’s employment is terminated for any reason, the Company will pay to the executive any accrued base salary and reimbursement for business expenses and, if applicable, auto expenses incurred prior to the termination date and any accrued unpaid success and/or performance bonus, to the extent such bonus has been earned, which amounts shall be payable in cash to the executive in a lump sum no later than 30 days after the termination date. In addition, if the Company terminates the executive’s employment for any reason other than for cause or by the executive for Good Reason, the executive will be deemed to have earned (i) a performance bonus if 180 days have passed in any calendar year, which performance bonus will be paid on a pro rata basis for the period of time the executive was employed prior to termination and (ii) a success bonus if the conditions set forth in the agreement occur within three months of such termination.

•
The Company will indemnify the executive for any losses, damages, claims, costs and expenses incurred by the executive resulting from any act or omission of the Company or from the Company’s failure to perform any of its obligations under the respective agreement.

In addition, the Board of Directors of the Company anticipates accelerating the vesting of an aggregate of 80,000,000 shares of restricted stock previously issued to Messrs. Donahue and Miller as a bonus in connection with the recapitalization.

A description of the consideration received by Messrs. Danson, Donahue and Miller in satisfaction of approximately $1,048,000 in the aggregated owed to these executive officers of the Company for accrued and unpaid compensation, unreimbursed business expenses and the outstanding principal balance and accrued interest with respect to an unsecured promissory note dated April 24, 2006 issued by the Company to Wayne Danson is set forth in Item 1.01 above, which description is incorporated by reference in this Item 5.02(e).

Amended and Restated Stock Plan and Option Grants

The Company has also amended and restated its existing Stock Plan, initially adopted in 2005. The material revision to the plan was an increase in the number of shares of Common Stock available for issuance under the Stock Plan from 700,000,000 shares to 15,000,000,000 shares.

The Board of Directors of the Company approved the issuance of options to purchase shares of the Company’s Common Stock under the amended and restated Stock Plan to the following executive officers of the Company pursuant to the terms of separate option agreements:

Wayne I. Danson, President and CEO	3,996,603,757
John E. Donahue VP and CFO	1,776,268,336
Steven J. Miller, COO	3,108,469,589

The exercise price of these options is $.00075 per share. Messrs. Danson’s, Donahue’s, and Miller’s options will vest according to the following schedule:

•	25% of the options awarded will be vested immediately,

•	37.5% of the options awarded will vest quarterly in equal increments over three years, and

•	37.5% of the options awarded over three years if certain EBITDA targets are met.

In addition, the Board of Directors of the Company awarded Robert Coolidge, President of Vance Baldwin, options to purchase 444,067,084 shares of the Company’s Common Stock under the amended and restated Stock Plan. Mr. Coolidge’s options will vest according to the following schedule:

•	67% of the options awarded will vest quarterly in equal increments over three years, and

•	33% of the options awarded will vest over three years if certain EBITDA targets are met.

The form of the option agreements entered into by each of Messrs. Danson, Donahue, Miller and Coolidge is attached hereto as Exhibit 10.7. The foregoing description of the option grants is qualified in its entirety by the Stock Plan attached hereto as Exhibit 10.6 and the form of the Option Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On August 17, 2007, in connection with the consummation of the recapitalization, the Company filed the following with the Secretary of State of the State of Florida, each of which was effective as of the date filed: the Articles of Amendment (Ninth) to Articles of Incorporation, attached hereto as Exhibit 3(i)(a), and the Articles of Amendment (Tenth) to Articles of Incorporation, attached hereto as Exhibit 3(i)(b), which includes the Certificate of Designation of the Series A-2 Preferred Stock authorizing 8,413 shares of Series A-2 Preferred, the Certificate of Designation of the Series C Preferred Stock authorizing 1,000 shares of Series C Preferred, and the Certificate of Designation of the Series D Preferred Stock, authorizing 1,000 shares of Series D Preferred. A description of the Series A-2 Preferred, the Series C Preferred and the Series D Preferred is set forth in Item 3.02 above and is incorporated by reference into this Item 5.03.

In addition, on the Closing Date,, the Board of Directors adopted an amendment to the Company’s Bylaws clarifying that a share of preferred stock may be entitled to more than one (1) vote per share if the Company’s Articles of Incorporation so provide. A copy of the Company’s Amended Bylaws is attached hereto as Exhibit 3(ii) and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired.

The financial statements required in connection with the business acquisition described in Item 2.01 will be filed no later than 71 calendar days after the date this Current Report is required to be filed.

(b)    Pro Forma Financial Information

The pro forma financial information required in connection with the business acquisition described in Item 2.01 will be filed within 71 calendar days of the date this Current Report is required to be filed.

(d)    Exhibits.

Exhibit Number	Description
2.1	Stock Purchase Agreement entered into by and between Encompass Group Affiliates, Inc. and Fred V. Baldwin, dated as of August 17, 2007

3(i)(a)	Articles of Amendment (Ninth) to Articles of Incorporation

3(i)(b)	Articles of Amendment (Tenth) to Articles of Incorporation

3(ii)	Amended Bylaws of Advanced Communications Technologies, Inc.

4.1	Form of Convertible Promissory Note

4.2
Note Purchase Agreement, dated as of August 17, 2007, by and among Encompass Group Affiliates, Inc. as Issuer, and Advanced Communications Technologies, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Hudson Street Investments, Inc. and SpectruCell, Inc. as Guarantors, the Note Purchasers listed therein, and Sankaty Advisors, LLC.

4.3	Form of Senior Note issued in connection with Exhibit 4.2

4.4	Form of Subordinated Note issued in connection with Exhibit 4.2

4.5
First Lien Pledge and Security Agreement ,dated as of August 17, 2007, between Encompass Group Affiliates, Inc., Advanced Communications Technologies, Inc., SpectruCell, Inc., Hudson Street Investments, Inc., Cyber-Test, Inc., Vance Baldwin, Inc. and Sankaty Advisors, LLC.

4.6
Second Lien Pledge and Security Agreement , dated August 17, 2007, between Encompass Group Affiliates, Inc., Advanced Communications Technologies, Inc., SpectruCell, Inc., Hudson Street Investments, Inc., Cyber-Test, Inc., Vance Baldwin, Inc. and Sankaty Advisors, LLC.

10.1
Stockholders Agreement by and among Advanced Communications Technologies, Inc., the holders of the Series C Convertible Preferred Stock and the holders of the Series D Convertible Preferred Stock, dated as of August 17, 2007

10.2	Purchase Agreement entered into by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the other Buyers identified on Schedule 1 thereto, dated as of August 17, 2007

10.3
Registration Rights Agreement entered into by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the persons and entities identified on Schedule 1 thereto, dated as of August 17, 2007

10.4	Stockholders Agreement by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the persons and entities identified on Schedule 1 thereto, dated as of August 17, 2007

10.5	Exchange Agreement entered into by and among Advanced Communications Technologies and the parties listed on the signature pages thereto, dated as of August 17, 2007

10.6	2007 Amended and Restated Stock Plan

10.7	Form of Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Dated: August 21, 2007	By: /s/ Wayne I. Danson
Chief Executive Officer and President
(principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement entered into by and between Encompass Group Affiliates, Inc. and Fred V. Baldwin, dated as of August 17, 2007

3(i)(a)	Articles of Amendment (Ninth) to Articles of Incorporation

3(i)(b)	Articles of Amendment (Tenth) to Articles of Incorporation

3(ii)	Amended Bylaws of Advanced Communications Technologies, Inc.

4.1	Form of Convertible Promissory Note

4.2
Note Purchase Agreement, dated as of August 17, 2007, by and among Encompass Group Affiliates, Inc. as Issuer, and Advanced Communications Technologies, Inc., Cyber-Test, Inc., Vance Baldwin, Inc., Hudson Street Investments, Inc. and SpectruCell, Inc. as Guarantors, the Note Purchasers listed therein, and Sankaty Advisors, LLC.

4.3	Form of Senior Note issued in connection with Exhibit 4.2

4.4	Form of Subordinated Note issued in connection with Exhibit 4.2

4.5
First Lien Pledge and Security Agreement ,dated as of August 17, 2007, between Encompass Group Affiliates, Inc., Advanced Communications Technologies, Inc., SpectruCell, Inc., Hudson Street Investments, Inc., Cyber-Test, Inc., Vance Baldwin, Inc. and Sankaty Advisors, LLC.

4.6
Second Lien Pledge and Security Agreement , dated August 17, 2007, between Encompass Group Affiliates, Inc., Advanced Communications Technologies, Inc., SpectruCell, Inc., Hudson Street Investments, Inc., Cyber-Test, Inc., Vance Baldwin, Inc. and Sankaty Advisors, LLC.

10.1
Stockholders Agreement by and among Advanced Communications Technologies, Inc., the holders of the Series C Convertible Preferred Stock and the holders of the Series D Convertible Preferred Stock, dated as of August 17, 2007

10.2	Purchase Agreement entered into by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the other Buyers identified on Schedule 1 thereto, dated as of August 17, 2007

10.3
Registration Rights Agreement entered into by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the persons and entities identified on Schedule 1 thereto, dated as of August 17, 2007

10.4	Stockholders Agreement by and among Advanced Communications Technologies, Inc., ACT-DE, LLC and the persons and entities identified on Schedule 1 thereto, dated as of August 17, 2007

10.5	Exchange Agreement entered into by and among Advanced Communications Technologies and the parties listed on the signature pages thereto, dated as of August 17, 2007

10.6	2007 Amended and Restated Stock Plan

10.7	Form of Option Agreement